Exhibit 99.1

Iconix Reports Financial Results For The Second Quarter 2018

NEW YORK, Aug. 8, 2018 /PRNewswire/ --

•	Second quarter results in line with Company's expectations
•	Projecting stable cash position and debt covenant compliance
•	Progress continues on repositioning of iconic brands

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the second quarter ended June 30, 2018.

Peter Cuneo, Interim CEO and Chairman of the Board commented, "Iconix delivered financial results in line with our expectations for the second quarter and we do not anticipate any major changes to our full year projections. The highlight of the quarter was the announcement that our Iconic Brand, Starter, is returning to the Football Field through a collaboration with the Alliance of American Football Association, which is set to commence play in February 2019. Starter will become the official on-field outfitter of all uniforms and sideline apparel for all Alliance teams. We are also exploring additional opportunities to expand marketing and merchandising beyond the field. In other news, we announced that a Cooperation Agreement has been reached with Sports Direct International pursuant to which Iconix has appointed Justin Barnes to our Board of Directors. We are pleased to move into the future with a stable Board and look forward to Justin's unique business perspective."

David Jones, Chief Financial Officer of Iconix commented, "With a stable balance sheet, we continue to focus on the business and have seen our licensing activity pick up year-over-year. We were pleased to register organic growth in both our Men's and International segments for both the second quarter of 2018 and the first half of 2018. Our brands in transition continue to draw a lot of interest and we are working through several promising opportunities. Globally, during the first six months of 2018, we have signed 43 new and replacement license agreements, a 30% increase over the prior year. We have also renewed 51 license agreements, a 60% increase over the first half of 2017. We enter the second half of 2018 with a continued focus on generating new business, while supporting our existing partners to drive future growth."

2018 Guidance:

•	Anticipating lower end of full year revenue guidance of $190 million to $220 million.
•	GAAP net income guidance now a loss of approximately $94.4 million to $104.4 million, principally due to a Q2 trademark and goodwill impairment

•	Anticipating low end of full year non-GAAP net income guidance of $20 million to $30 million
•	Reiterating full year free cash flow guidance of $50 million to $70 million

It should be noted that GAAP net income will be affected by non-cash adjustments to fair value from the Company's 5.75% Convertible Notes as discussed below. Such periodic adjustments to fair value cannot be estimated in advance and thus are not taken into account in guidance.

Non-GAAP net income and free cash flow are non-GAAP metrics, and reconciliation tables for each are included in this press release. Unless otherwise noted, the following represents financial results for continuing operations only.

Second Quarter 2018 Financial Results

Adjusted Non-GAAP Revenue by Segment	Three months ended June 30,			Six months ended June 30,
($, 000's)	2018	2017*	% Change	2018	2017*	% Change
Womens	16,871	27,634	-39%	33,469	55,777	-40%
Mens	10,526	9,982	5%	20,470	20,175	1%
Home	6,961	7,824	-11%	13,473	15,161	-11%
International	15,854	15,249	4%	31,349	27,281	15%
Total Adjusted Revenue	50,212	60,689	-17%	98,761	118,394	-17%

*Revenue is adjusted for revenue from the SE Asia joint venture which was deconsolidated in 2017 by approximately $1.0 million in the second quarter of 2017 and $2.0 million in the six months ended June 30, 2017.

In the first quarter of 2018, the Company adopted a new revenue recognition accounting standard (ASU No. 2014-09 Revenue from Contracts with Customers – Topic 606). Adoption of the standard increased Q2 2018 revenue by approximately $0.1 million and decreased revenue by $1.8 million for the six months ended June 30, 2018, but is expected to increase full-year 2018 revenue by approximately $2.5 to $3.0 million.

For the second quarter of 2018, total adjusted revenue was $50.2 million, a 17% decline as compared to $60.7 million in the prior year quarter. For the six months ended June 30, 2018, total adjusted revenue was $98.8 million, a 17% decrease as compared to $118.4 million in the six months ended June 30, 2017. Such decline was expected principally as a result of the transition of our Danskin, OP and Mossimo DTR's in our Women's segment, as previously announced.

Our Men's segment provided organic growth in the second quarter of 2018 and through the six months ended June 30, 2018 primarily from the Umbro and Buffalo brands. Our International segment also provided organic growth primarily from the Umbro and Lee Cooper brands.

The Home segment declined 11% for the second quarter of 2018 and six months ended June 30, 2018. However, as previously discussed, a portion of this decrease was due to a shift in Charisma timing which we still anticipate recovering during the balance of the year. In addition, also as previously discussed, revenue in the home segment year-over-year is partially down due to the terms of a renewal of the Waverly inspirations contract with Walmart. Finally, the new revenue recognition standard has a negative effect on the Royal Velvet license agreement as we will record less revenue in 2018 than the current guaranteed minimum royalty.

SG&A Expenses:

Total SG&A expenses in the second quarter of 2018 were $28.6 million, a 7% increase compared to $26.8 million in the second quarter of 2017. However, 2018 includes $2.7 million of special charges primarily consisting of severance charges for our previous chief executive officer and $2.9 million of costs associated with recent debt financings. Adjusting for these items in 2018 and special charges of $2.5 million in 2017, SG&A decreased approximately $1.2 million or 5%. Stock based compensation was $0.5 million in the second quarter of 2018 as compared to $3.1 million in the second quarter of 2017.

Total SG&A expenses in the six months ended June 30, 2018 were $62.2 million, a 19% increase compared to $52.2 million in the six months ended June 30, 2017. However, 2018 includes $5.4 million of special charges, $8.3 million of costs associated with recent debt financings, $2.6 million of restructuring costs and a $1.1 million non-cash purchase accounting adjustment. Adjusting for these items in 2018 and special charges of $4.7 million in 2017, SG&A decreased $2.7 million or 6%. Stock based compensation was $1.5 million in the six months ended June 30, 2018 as compared to $4.7 million in the six months ended June 30, 2017.

Loss on termination of licenses:

Loss on termination of licenses in the second quarter of 2018 was $5.7 million versus $23.2 million in the second quarter of 2017. The charge in the second quarter of 2018 was related to a litigation settlement with a previous licensee for the Rocawear brand while the charge in the second quarter of 2017 was related to the transition of a license for the Umbro brand.

Gain on sale of trademarks and gain on deconsolidation of joint venture:

Gain on sale of trademarks in the second quarter of 2018 were $0.1 million. The gain on sale of trademarks for the current quarter was related to the completion of the sale of the Sharper Image trademarks from the Company's Iconix Australia joint venture.

Gain on deconsolidation of joint venture was $3.8 million in the second quarter of 2017 for which there was no comparable amount in the second quarter of 2018. The gain on deconsolidation of joint venture was related to our deconsolidation of our Iconix Southeast Asia joint venture.

Trademark and Goodwill Impairment:

In the second quarter of 2018, the Company recorded a non-cash trademark charge of $73.3 million in the women's segment related to a write-down in the Mossimo trademark. The Company also recorded a non-cash goodwill impairment charge of $37.8 million in the women's segment as a result of the impairment of the Mossimo trademark.

Operating Income:

Adjusted Operating Income by Segment (1)	Three months ended June 30,			Six months ended June 30,
($, 000's)	2018	2017	% Change	2018	2017	% Change
Womens	15,453	25,949	-40%	30,081	52,230	-42%
Mens	6,314	5,428	16%	12,188	11,371	7%
Home	6,589	6,861	-4%	12,332	13,486	-9%
International	8,082	9,964	-19%	14,569	15,484	-6%
Corporate	(8,770)	(10,319)	15%	(18,964)	(18,912)	0%
Adjusted Operating Income	27,668	37,883	-27%	50,206	73,659	-32%

Adjusted Operating Margin by Segment	Three months ended June 30,			Six months ended June 30,
	2018	2017	Var	2018	2017	% Change
Womens	92%	94%	-2%	90%	94%	-4%
Mens	60%	54%	6%	60%	56%	3%
Home	95%	88%	7%	92%	89%	3%
International	51%	65%	-14%	46%	57%	-10%
Adjusted Operating Margin	55%	62%	-7%	51%	62%	-11%

Operating loss for the second quarter of 2018 was $94.6 million, as compared to operating income of $15.9 million in the second quarter of 2017. Operating loss in the second quarter of 2018 included goodwill and trademark impairments of $111.1 million, special charges of $2.7 million, costs associated with recent debt financings of $2.9 million, a loss on termination of licenses of $5.7 million and gain on sale of trademarks of $0.1 million. Operating income in the second quarter of 2017 included special charges of $2.5 million, loss on termination of licenses of $23.2 million and a gain on deconsolidation of joint venture of $3.8 million. When excluding these items, adjusted operating income was $27.7 million and $37.9 million in the second quarter of 2018 and the second quarter of 2017, respectively, and adjusted operating margin was 55% and 62% in the second quarter of 2018 and the second quarter of 2017, respectively. The decline in adjusted operating income and adjusted operating margin is primarily due to the decline in licensing revenue from the transition of our Danskin, OP and Mossimo DTR's.

Operating loss for the six months ended June 30, 2018 was $79.1 million, as compared to operating income of $49.5 million in the six months ended June 30, 2017. Operating loss in the six months ended June 30, 2018 included goodwill and trademark impairments of $111.1 million, special charges of $5.4 million, costs associated with recent debt financings of $8.3 million, restructuring costs of $2.6 million, a $1.1 million non-cash purchase accounting adjustment, a loss on termination of licenses of $5.7 million and gain on sale of trademarks of $1.3 million. Operating income in the six months ended June 30, 2017 included special charges of $4.7 million, loss on termination of licenses of $23.2 million and a gain on deconsolidation of joint venture of $3.8 million. When excluding these items, adjusted operating income was $50.2 million and $73.7 million in the six months ended June 30, 2018 and the six months ended June 30, 2017, respectively, and adjusted operating margin was 51% and 62% respectively. The decline in adjusted operating income and adjusted operating margin is primarily due to the decline in licensing revenue from the transition of our Danskin, OP and Mossimo DTR's.

Interest Expense, Other Income and Loss on extinguishment of debt:

Interest expense in the second quarter of 2018 was $14.8 million, as compared to interest expense of $14.1 million in the second quarter of 2017.

In the second quarter of 2018, the Company recognized a $32.1 million gain resulting from the Company's accounting for the 5.75% Convertible Notes which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the current period's income statement. There is no comparable amount in the second quarter of 2017. The Company has excluded these amounts from its non-GAAP results.

In the second quarter of 2017, the Company recognized a $13.9 million expense related to the early extinguishment of a portion of the Company's 2016 Senior Secured Term Loan of which there was no comparable amount for the second quarter of 2018.

Provision for Income Taxes:

The effective income tax rate for the second quarter of 2018 is approximately 3.6% which resulted in a $2.8 million income tax benefit, as compared to an effective income tax rate of 35.6% in the prior year quarter which resulted in a $5.5 million income tax benefit. The decrease in the effective tax rate for the second quarter is primarily as a result of the benefit associated with the impairment charge of trademark and goodwill which was significantly reduced due to a valuation allowance against the asset. This valuation allowance charge had the effect of reducing the benefit on the loss which reduces the effective tax rate in the current quarter. Excluding any mark-to-market adjustments from the Company's 5.75% Convertible Notes, we expect the full year 2018 tax rate to be approximately (8)% and approximately 28% on a GAAP basis and non-GAAP basis, respectively.

GAAP Net Income and GAAP Diluted EPS:

GAAP net loss from continuing operations attributable to Iconix for the second quarter of 2018 reflects a loss of $79.4 million as compared to a loss of $13.9 million for the second quarter of 2017. GAAP diluted EPS from continuing operations for the second quarter of 2018 reflects loss of $1.26 as compared to loss of $0.26 for the second quarter of 2017.

GAAP net loss from continuing operations attributable to Iconix for the six months ended June 30, 2018 reflects loss of $51.7 million as compared to loss of $9.1 million in the six months ended June 30, 2017. GAAP diluted EPS from continuing operations for the six months ended June 30, 2018 reflects loss of $0.91 as compared to loss of $0.19 for the six months ended June 30, 2017.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP net income from continuing operations for the second quarter of 2018 was $7.7 million as compared to $15.2 million for the second quarter of 2017. Non-GAAP diluted EPS from continuing operations for the second quarter of 2018 was $0.12 as compared to $0.26 for the second quarter of 2017.

Non-GAAP net income from continuing operations for the six months ended June 30, 2018 was $13.8 million as compared to $27.9 million for the six months ended June 30, 2017. Non-GAAP net income from continuing operations for the six months ended June 30, 2018 was $0.22 as compared to $0.48 for the six months ended June 30, 2017.

Non-GAAP Net Income (Loss) & Diluted EPS Reconciliation: (2)

($, 000's, except per share data)

	NET INCOME			EPS
	Three Months Ended June 30,			Three Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
GAAP net income (loss) & EPS from continuing operations attributable to Iconix (2)	(79,429)	(13,852)	473%	$(1.26)	$(0.26)	383%
Add:
non-cash interest related to ASC 470	-	4,282		$-	$0.07
(gain) / loss on extinguishment of debt	-	13,919		$-	$0.24
loss on termination of licenses	5,650	23,230		$0.09	$0.40
trademark and goodwill impairment	111,147	-		$1.68	$-
mark to market gain on convertible debt	(32,379)	-		$(0.49)	$-
special charges	2,677	2,550		$0.04	$0.04
costs associated with recent debt financings	2,905	-		$0.04	$-
gain on deconsolidation of JV	-	(3,772)		$-	$(0.07)
foreign currency translation gain/(loss)	704	3,416		$0.01	$0.06
Income taxes related to above	(7,168)	(14,620)		$(0.11)	$(0.25)
Valuation Allowance & Foreign Tax Credit	3,519	-		$0.05	$-
non-controlling interest	29	17		$0.00	$0.00
Accretion of redeemable non-controlling interest	-	-		$0.05	$0.02
Net Adjustments	87,084	29,022		$1.37	$0.52

Non-GAAP net income & EPS from continuing operations attributable to Iconix	7,655	15,170	-50%	$0.12	$0.26	-56%

	NET INCOME			EPS
	Six Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
GAAP net income (loss) & EPS from continuing operations attributable to Iconix (2)	(51,670)	(9,136)	466%	$(0.91)	$(0.19)	379%
Add:
non-cash interest related to ASC 470	2,998	8,328		$0.05	$0.14
(gain) / loss on extinguishment of debt	(4,473)	19,400		$(0.07)	$0.34
loss on termination of licenses	5,650	23,230		$0.09	$0.40
trademark and goodwill impairment	111,147	-		$1.78	$-
gain on sale of Complex Media	(958)	-		$(0.02)	$-
mark to market gain on convertible debt	(57,553)	-		$(0.92)	$-
special charges	5,383	4,712		$0.09	$0.08
costs associated with recent debt financings	8,344	-		$0.13	$-
gain on deconsolidation of JV	-	(3,772)		$-	$(0.07)
foreign currency translation gain/(loss)	152	3,845		$0.00	$0.07
Income taxes related to above	(5,913)	(18,835)		$(0.09)	$(0.33)
Valuation Allowance & Foreign Tax Credit	726	-		$0.01	$-
non-controlling interest	(9)	107		$-	$0.00
Accretion of redeemable non-controlling interest	-	-		$0.08	$0.03
Net Adjustments	65,494	37,015		$1.13	$0.68

Non-GAAP net income & EPS from continuing operations attributable to Iconix	13,824	27,879	-50%	$0.22	$0.48	-54%

Non-GAAP weighted average diluted shares reconciliation (2)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
GAAP weighted average diluted shares	65,976	57,568	15%	62,566	57,568	9%
Add: antidilutive shares resulting from net loss	44	-	NA	22	-	NA
Non-GAAP weighted average diluted shares	66,020	57,568	15%	62,588	57,568	9%

Balance Sheet and Liquidity:

($, 000's)	June 30, 2018	December 31, 2017
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	55,844	38,236
Unrestricted Domestic Cash (in consolidated JV's)	10,372	14,943
Unrestricted International Cash*	5,168	12,748
Restricted Cash	24,177	48,766
Total Cash	$95,561	$114,693

Debt Summary:
Senior Secured Notes due January 2020**	386,827	408,174
1.50% Convertible Notes	-	236,183
5.75% Convertible Notes due August 2023	111,015	-
Variable Funding Note due January 2020	100,000	100,000
2017 Senior Secured Term Loan due August 2022	191,349	82,837
Total Debt (Face Value)	$789,191	$827,194

*- During the second quarter of 2018, the Company elected to treat its Luxembourg top tier subsidiary ("Luxco") as a disregarded entity for US tax purposes. As of the election date, all the foreign operations under LuxCo will be treated as a branch for US tax purposes and subject to US taxation. As such, the Company will no longer have any earnings in foreign subsidiaries that are not currently subject to taxation for US purposes. Before the election, the Company was indefinitely reinvested in all earnings in its foreign subsidiaries which was estimated to be zero.

**- The Company's Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio ("DSCR"). As a result of a decline in royalty collections during the twelve months ended June 30, 2018, the DSCR fell below 1.45x as of June 30, 2018. Beginning July 1, 2018, we are required to allocate 25% of residual royalty collections (i.e. collections less debt service, management, servicing, administrative and other fees) to a restricted reserve account administered by the securitization program's trustee, which will result in cash remaining inside the securitization program. The cash required to be maintained inside the securitization program may be released if the DSCR is at least 1.45x for two consecutive quarters.

Free Cash Flow:

The Company generated $14.5 million of free cash flow in the second quarter of 2018, a 37% increase as compared to $10.6 million in the second quarter of 2017.

The Company generated $31.4 million of free cash flow in the six months ended June 30, 2018, a 33% increase as compared to $23.6 million in the six months ended June 30, 2017.

Free Cash Flow Reconciliation: (3)

($, 000's)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Net cash provided by operating activities	$17,274	$8,114	113%	$39,348	$20,015	97%
Plus: Cash from sale of trademarks and related notes receivable		3,980		195	6,927
Plus: Cash from notes receivable from licensees	-	-		1,409	1,250
Plus: Net cash from sale of Badgley Mischka & Sharper Image in JVs	1,125	-		1,211	-
Less: Capital Expenditures	(284)	(576)		(571)	(755)
Less: Distributions to non-controlling interests	(3,581)	(926)		(10,168)	(3,843)

Free Cash Flow from operations	$14,534	$10,592	37%	$31,424	$23,594	33%

Conference Call

The Company will host a conference call today at 10:00 AM ET. The call can be accessed on the Company's website at www.iconixbrand.com or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 3794894). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10DK for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10DQ and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:

David K. Jones

Executive Vice President and Chief Financial Officer

Iconix Brand Group, Inc.

djones@iconixbrand.com

212-730-0030

Unaudited Condensed Consolidated Income Statements

($, 000's, except earnings per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Licensing revenue	50,212	61,647	-19%	98,761	120,370	-18%

Selling, general and administrative expenses	28,643	26,802	7%	62,241	52,192	19%
Loss on termination of licenses	5,650	23,230		5,650	23,230
Depreciation and amortization	632	571		1,286	1,223
Equity loss (earnings) on joint ventures	(1,149)	(1,059)		(1,245)	(1,992)
Gain on deconsolidation of joint venture	-	(3,772)		-	(3,772)
Gain on sale of trademarks	(125)	-		(1,268)	-
Goodwill impairment	37,812	-		37,812	-
Trademark impairment	73,335	-		73,335	-
Operating income (loss)	(94,586)	15,875	-696%	(79,050)	49,489	-260%

Other (income) expenses Interest expense	14,827	14,130		29,376	28,876
Interest income	(92)	(141)		(214)	(267)
Other income, net	(32,083)	-		(58,215)	(1)
(Gain) loss on extinguishment of debt	-	13,919		(4,473)	19,400
Foreign currency translation loss (gain)	704	3,416		152	3,845
Other expenses - net	(16,644)	31,324	-153%	(33,374)	51,853	-164%

Income (loss) before income taxes	(77,942)	(15,449)	405%	(45,676)	(2,364)	1832%

Provision (benefit) for income taxes	(2,804)	(5,501)	-49%	(1,154)	386	-399%

Net income (loss)	(75,138)	(9,948)	655%	(44,522)	(2,750)	1519%

Less: Net income (loss) attributable to non-controlling interest	4,291	3,904	10%	7,148	6,386	12%

Net income (loss) attributable to Iconix Brand Group, Inc.	(79,429)	(13,852)	473%	(51,670)	(9,136)	466%

Income (loss) from discontinued operations, before income taxes	-	(11,140)	100%	-	(23,924)	100%
Gain on sale of Entertainment segment	-	104,327		-	104,327
Provision for income taxes	-	34,060		-	28,962
Net income from discontinued operations	-	59,127		-	51,441
Less: Net income attributable to non-controlling
interest from discontinued operations	-	1,634	NA	-	2,943	NA
Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	-	57,493	100%	-	48,498	100%

Net income (loss) attributable to Iconix Brand Group, Inc.	(79,429)	43,641	282%	(51,670)	39,362	231%

Earnings (loss) per share - basic:
Continuing operations	(1.26)	(0.26)	385%	(0.91)	(0.20)	355%
Discontinued operations	-	1.01	100%	-	0.85	100%
Earnings (loss) per share - basic	(1.26)	0.75	268%	(0.91)	0.65	240%

Earnings (loss) per share - diluted:
Continuing operations	(1.26)	(0.26)	385%	(0.91)	(0.19)	379%
Discontinued operations	-	1.00	100%	-	0.84	100%
Earnings (loss) per share - diluted	(1.26)	0.74	270%	(0.91)	0.65	240%

Weighted average number of common shares
outstanding:
Basic	65,976	57,082	16%	62,566	57,026	10%

Diluted	65,976	57,568	15%	62,566	57,568	9%

Forecasted Reconciliation of Net Income: (2)

	Year Ending
($, 000's)	Dec. 31, 2018
	Low	High
Forecasted GAAP Net Income, excluding mark to market adjustment	(104,360)	(94,360)
Adjustment for non-cash interest related to ASC 470	2,998	2,998
Trademark and goodwill impairment	111,147	111,147
Gain on extinguishment of debt	(4,473)	(4,473)
Special charges	6,500	6,500
Loss on termination of licenses	5,650	5,650
Costs associated with recent debt financings	8,344	8,344
Gain on sale of Investment	(958)	(958)
Foreign currency translation	152	152
Tax on non-GAAP items & valuation allowance/ foreign tax credit	(5,000)	(5,000)
Net Adjustments	124,360	124,360
Forecasted Non-GAAP Net Income	20,000	30,000

Footnotes

(1) Adjusted operating income is a non-GAAP financial measure which represents operating income excluding non-cash impairment charges, non-recurring gains and charges, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company's business purpose, operations and cash expenses.

Adjusted Operating Income Reconciliation for the Three Months Ended Jun 30:

	Gaap		Trademark and Goodwill Impairment		Special Charges		Debt Costs		Loss on Termination of Licensees		Gain on sale of trademarks and JV deconsolidation		Adjusted Operating Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	(95,694)	23,349	111,147	-	-	-	-	-	-	2,600	-	-	15,453	25,949
Mens	664	(15,202)	-	-	-	-	-	-	5,650	20,630	-	-	6,314	5,428
Home	6,589	6,861	-	-	-	-	-	-	-	-	-	-	6,589	6,861
International	8,082	9,964	-	-	-	-	-	-	-	-	-	-	8,082	9,964
Corporate	(14,227)	(9,097)	-	-	2,677	2,550	2,905	-	-	-	(125)	(3,772)	(8,770)	(10,319)
Total Income	(94,586)	15,875	111,147	-	2,677	2,550	2,905	-	5,650	23,230	(125)	(3,772)	27,668	37,883

Adjusted Operating Income Reconciliation for the Six Months Ended Jun 30:

	Gaap		Trademark and Goodwill Impairment		Special Charges		Debt Costs		Loss on Termination of Licensees		Gain on sale of trademarks and JV deconsolidation		Adjusted Operating Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	(81,066)	49,630	111,147	-	-	-	-	-	-	2,600	-	-	30,081	52,230
Mens	6,538	(9,259)	-	-	-	-	-	-	5,650	20,630	-	-	12,188	11,371
Home	12,332	13,486	-	-	-	-	-	-	-	-	-	-	12,332	13,486
International	14,569	15,484	-	-	-	-	-	-	-	-	-	-	14,569	15,484
Corporate	(31,423)	(19,852)	-	-	5,383	4,712	8,344	-	-	-	(1,268)	(3,772)	(18,964)	(18,912)
Total Income	(79,050)	49,489	111,147	-	5,383	4,712	8,344	-	5,650	23,230	(1,268)	(3,772)	50,206	73,659

(2) Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company's business purpose, operations and cash expenses.

(3) Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company's comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company's financial condition and ability to pursue opportunities that enhance shareholder value.